Exhibit 99.1

FOR IMMEDIATE RELEASE

PREMIER, INC. REPORTS FISCAL 2015 FOURTH-QUARTER AND

FULL-YEAR RESULTS

CHARLOTTE, NC, August 24, 2015 – Premier, Inc. (NASDAQ: PINC) today reported financial results for the fiscal 2015 fourth quarter and full fiscal year ended June 30, 2015.

Full-Year Highlights:

•	Net revenue of $1,007.0 million increased 16% from non-GAAP pro forma* results and 11% from GAAP net revenue for the prior year. Supply Chain Services segment revenue rose 16% from non-GAAP pro forma results and 9% from GAAP results a year ago. Performance Services segment revenue increased 16% from the prior year.

•	Adjusted EBITDA* rose 12% to $393.2 million, and adjusted fully distributed net income increased 10% to $208.2 million, or $1.43 per diluted share, compared with non-GAAP pro forma* results for fiscal 2014. Excluding the year ago pro forma adjustment, adjusted EBITDA was unchanged and GAAP net income attributable to shareholders increased to $38.7 million from $28.3 million.

•	For the fiscal year ended June 30, 2015, the company generated cash flow from operations of $364.1 million. At June 30, 2015, the company’s cash, cash equivalents and short- and long-term marketable securities totaled $561.9 million, compared with $540.4 million at June 30, 2014, and the company had access to its entire unsecured $750.0 million, five-year revolving credit facility.

Fourth-Quarter Highlights:

•	Net revenue increased 13% to $266.6 million from the same period last year; Supply Chain Services segment revenue rose 14% and Performance Services segment revenue increased 12%.

•	Adjusted EBITDA* increased 7% to $100.1 million from the same period last year.

•	Adjusted fully distributed net income* increased 6% to $53.0 million, or $0.36 on a fully diluted per-share basis, from the same period a year ago. GAAP net income attributable to shareholders was $8.0 million, compared with $8.9 million in the prior year.

*	Descriptions of adjusted EBITDA, adjusted fully distributed net income and other non-GAAP financial measures are provided in “Use and Definition of Non-GAAP Measures,” and reconciliations are provided in the tables at the end of this release. See “Reorganization and Initial Public Offering” for important information regarding non-GAAP pro forma results.

Acquisition Activity

•

In fiscal 2015, Premier acquired two companies and the remaining outstanding equity interests in a third company for a total of $170.5 million in cash as part of its strategy to enhance existing capabilities, better serve its members and drive long-term growth and value for stockholders. Premier acquired TheraDoc, Inc., a market leading provider of clinical

Premier, Inc. FY’15 Q4 and Year-End Results

surveillance software, and Aperek, Inc. (formerly Mediclick), a SaaS-based (software as a service) supply chain solutions company focused on purchasing workflow and analytics. Both companies have been integrated into Premier’s Performance Services segment. Premier also completed the acquisition of S2S, its direct sourcing business, purchasing the remaining 40% of the outstanding equity interests it didn’t already own. S2S is part of the products business within the Supply Chain Services segment.

•	On August 4, 2015, Premier announced a definitive agreement to acquire CECity.com, Inc., a privately-held provider of cloud-based performance management, pay-for-value reporting and professional educational services, for $400.0 million. The acquisition closed on August 20, 2015.

•	On August 12, 2015, Premier announced that it had acquired Healthcare Insights, LLC for $65.0 million in cash. Healthcare Insights is a market leader in clinical service line analytics, direct costing, budgeting and enhanced labor solutions. The acquisition closed on August 3, 2015.

“We are very pleased with Premier’s strong operational and financial accomplishments in fiscal 2015,” said Susan DeVore, president and chief executive officer. “Financially, we achieved double-digit consolidated revenue and adjusted EBITDA growth and we look for continued success in fiscal 2016. We attained a 99% retention rate in our group purchasing (GPO) business for the year and a 94% SaaS institutional renewal rate. This strong performance reflects the continuing success of our differentiated business model in delivering consistent and comprehensive value to our member healthcare providers as they strive to drive down costs, improve quality and safety, and transition to population health management.

“During the year, we continued to expand business across our supply chain and performance services platforms, ending fiscal 2015 with approximately 3,600 member hospitals and 120,000 alternate sites, and generating approximately $44 billion in purchasing volume through our GPO,” DeVore continued. “We successfully integrated acquisitions, including TheraDoc, Aperek, SYMMEDRx, MEMdata and Meddius, and we pursued new businesses that meet the immediate and future needs of our members, evidenced in the acquisitions earlier this month of CECity, and Healthcare Insights. We believe these acquisitions position Premier for accelerated long-term growth and further solidify our leadership position in healthcare performance improvement through enhanced supply chain and performance services capabilities.”

Premier, Inc. FY’15 Q4 and Year-End Results

Results of Operations for the Fourth Quarter of Fiscal 2015

Consolidated Fourth-Quarter and Full Year Financial Highlights

	Three Months Ended June 30,			Year Ended June 30,			Year Ended June 30,
(in thousands, except per share data)	2015	2014	% Change	2015	2014	% Change	2015	2014	% Change
								Non-GAAP
	Actual	Actual		Actual	Actual		Actual	pro forma (a)
Net Revenue:
Supply Chain Services:
Net administrative fees	$119,863	$111,044	8%	$457,020	$464,837	-2%	$457,020	$423,574	8%
Other services and support	785	274	186%	1,977	778	154%	1,977	778	154%

Services	120,648	111,318	8%	458,997	465,615	-1%	458,997	424,352	8%
Products	75,563	61,504	23%	279,261	212,526	31%	279,261	212,526	31%

Total Supply Chain Services	196,211	172,822	14%	738,258	678,141	9%	738,258	636,878	16%
Performance Services:
Services	70,342	62,644	12%	268,771	232,408	16%	268,771	232,408	16%

Total	$266,553	$235,466	13%	$1,007,029	$910,549	11%	$1,007,029	$869,286	16%

Adjusted EBITDA (b):
Supply Chain Services	$100,970	$94,394	7%	$391,180	$396,470	-1%	$391,180	$355,207	10%
Performance Services	22,518	19,531	15%	90,235	73,898	22%	90,235	73,898	22%

Total segment adjusted EBITDA	123,488	113,925	8%	481,415	470,368	2%	481,415	429,105	12%
Corporate	(23,384)	(20,681)	13%	(88,240)	(78,080)	13%	(88,240)	(78,080)	13%

Total	$100,104	$93,244	7%	$393,175	$392,288	0%	$393,175	$351,025	12%

Non-GAAP adjusted fully distributed net income (b)	$52,988	$49,932	6%				$208,169	$188,561	10%

Non-GAAP earnings per share on adjusted fully distributed net income - diluted (b)	$0.36	$0.34	6%				$1.43	$1.30	10%

Weighted average fully distributed shares outstanding - diluted	145,639	145,080					145,247	145,083

(a)	Reflects the impact of the Company’s Reorganization completed on October 1, 2013 on the Supply Chain Services segment as a result of the 30% revenue share to owner members after the Reorganization. The impact of the non-GAAP pro forma adjustment on both Supply Chain Services net revenue and segment adjusted EBITDA was $41.3 million for the year ended June 30, 2014. Non-GAAP Pro forma adjustments do not impact the financial results of the Company’s Performance Services segment.
(b)	See attached supplemental financial information for reconciliation of reported GAAP results to Non-GAAP results.

For the fiscal fourth quarter ended June 30, 2015, Premier generated net revenue of $266.6 million, an increase of 13%, from net revenue of $235.5 million for the same period a year ago.

Adjusted EBITDA of $100.1 million increased 7% from $93.2 million for the same period last year. The increase was predominantly driven by net administrative fees revenue growth in Supply Chain Services and growth in the company’s Performance Services segment, primarily SaaS-based subscriptions and renewals.

Adjusted fully distributed net income for the fiscal fourth quarter rose to $53.0 million, or $0.36 per fully diluted share, from $49.9 million, or $0.34 per fully diluted share, for the same period a year ago. Adjusted fully distributed earnings per share is a non-GAAP financial measure that represents net income, adjusted for non-recurring and non-cash items, attributable to all shareholders as if all Class B shareholders exchange their Class B common units and associated Class B common shares for Class A common shares, and reflects income taxes at an estimated effective rate of 40% on 100% of pretax income.

Net income for the quarter totaled $32.1 million, compared with $66.6 million for the same quarter a year ago. The decline is attributable to higher income tax expense primarily due to deferred tax expense as a result of the establishment of a valuation allowance on deferred tax assets at Premier Healthcare Solutions, Inc., one of the corporate subsidiaries, and to a non-cash charge of $15.2 million related to the disposal of long-lived assets primarily associated with the integration of the TheraDoc acquisition with the company’s existing safety applications. Fiscal

Premier, Inc. FY’15 Q4 and Year-End Results

fourth-quarter net income attributable to shareholders totaled $8.0 million, compared with $8.9 million for the prior year. In accordance with GAAP, fiscal 2015 and 2014 fourth-quarter net income attributable to shareholders requires non-cash adjustments of $(92.1) million and $482.5 million, respectively, to reflect the change in the redemption value of the limited partners Class B common unit ownership at the end of each period. These non-cash adjustments result from changes in the company’s stock price between periods and do not reflect results of the company’s business operations. After this non-cash adjustment based on the change in stock price, the company reported a GAAP net loss attributable to shareholders of $2.24 per fully diluted share, compared with GAAP net income attributable to shareholders of $15.09 per fully diluted share a year ago. (See income statement in the tables section of this press release.)

Segment Results

Supply Chain Services

For the fiscal fourth quarter ended June 30, 2015, the Supply Chain Services segment generated net revenue of $196.2 million, an increase of 14% from $172.8 million a year ago. Revenue growth was driven by strong performance of both the company’s group purchasing organization (GPO) and products businesses. GPO net administrative fees revenue of $119.9 million increased 8% from a year ago, reflecting the further contract penetration of existing members, the continuing impact of recruitment and conversion of new members, and the impact of increased patient utilization. Product sales of $75.6 million increased 23% from a year ago due to the ongoing expansion of member utilization of the company’s direct sourcing and specialty pharmacy businesses.

Supply Chain Services segment adjusted EBITDA of $101.0 million for the fiscal 2015 fourth quarter increased 7% from $94.4 million for the same period a year ago. The increase reflects growth in net administrative fees revenue.

Performance Services

For the fiscal fourth quarter ended June 30, 2015, the Performance Services segment generated net revenue of $70.3 million, an increase of 12% from $62.6 million for the same quarter last year. Revenue growth was driven by PremierConnect SaaS-based (software-as-a-service) subscriptions and renewals, and includes contributions from TheraDoc and Aperek, which were acquired late in the fiscal first quarter and integrated into the PremierConnect platform, as well as from PremierConnect Quality, PremierConnect Population Health and PremierConnect Enterprise offerings.

Performance Services segment adjusted EBITDA was $22.5 million for the fiscal 2015 fourth quarter, an increase of 15% from $19.5 million for the same quarter last year. The growth in adjusted EBITDA reflects increased revenue from new PremierConnect SaaS-based products, including TheraDoc and Aperek, and effective management of segment operating expenses relative to net revenue growth.

Results of Operations for the Fiscal Year Ended June 30, 2015

Note: Comparisons of GAAP results for the full 2015 and 2014 fiscal years are impacted by the changes associated with the Reorganization and IPO, as described below, and therefore, management believes they do not provide meaningful year-over-year comparisons. Performance Services segment results are not impacted by non-GAAP pro forma results.

Premier, Inc. FY’15 Q4 and Year-End Results

The company generated net revenue of $1,007.0 million for the fiscal year ended June 30, 2015, an increase of 16% from non-GAAP pro forma net revenue of $869.3 million last year. Adjusted EBITDA for the fiscal year totaled $393.2 million, an increase of 12% from non-GAAP pro forma adjusted EBITDA of $351.0 million in the prior year. Adjusted fully distributed net income increased 10% to $208.2 million, or $1.43 per diluted share, from non-GAAP pro forma adjusted fully distributed net income of $188.6 million, or $1.30 per diluted share, last year.

On a GAAP-comparison basis, net revenue of $1,007.0 million for the fiscal year ended June 30, 2015 increased 11% from net revenue of $910.5 million for the prior year. Adjusted EBITDA was $393.2 million in fiscal 2015, compared with adjusted EBITDA of $392.3 million for the prior year. Net income of $234.8 million compared with $332.6 million for the prior year. Net income attributable to shareholders totaled $38.7 million, compared with $28.3 million the prior year. In accordance with GAAP, full-year fiscal 2015 and 2014 net income attributable to shareholders requires non-cash adjustments of $(904.0) million and $(2,741.6) million, respectively, to reflect the change in the redemption value of the limited partners Class B common unit ownership at the end of each period. These non-cash adjustments result from changes in the company’s stock price between periods and do not reflect results of the company’s business operations. After this non-cash adjustment based on the change in stock price, the company reported a GAAP net loss attributable to shareholders of $24.25 per fully diluted share for the fiscal year ended June 30, 2015, compared with a GAAP net loss attributable to shareholders of $105.85 per fully diluted share a year ago. (See income statement in the tables section of this press release.)

Supply Chain Services segment net revenue for fiscal 2015 increased 16% to $738.3 million from non-GAAP pro forma net revenue of $636.9 million a year earlier. Supply Chain Services segment adjusted EBITDA increased 10%, to $391.2 million from non-GAAP pro forma adjusted EBITDA of $355.2 million for the prior year.

On a GAAP-comparison basis, Supply Chain Services segment net revenue of $738.3 million increased 9% from $678.1 million for fiscal 2014. Segment adjusted EBITDA of $391.2 million decreased 1% from $396.5 million a year ago.

Performance Services segment net revenue for fiscal 2015 increased 16% to $268.8 million from $232.4 million in the previous fiscal year, while segment adjusted EBITDA increased 22% to $90.2 million from $73.9 million.

Cash Flows and Liquidity

Cash provided by operating activities was $364.1 million for the fiscal year ended June 30, 2015, compared with $368.1 million for fiscal 2014. Operating cash flows were slightly lower than last year, primarily due to the addition of member owner revenue share as a result of the Reorganization and IPO effective October 2013. At June 30, 2015, the company’s cash, cash equivalents and short- and long-term marketable securities totaled $561.9 million, compared with $540.4 million at June 30, 2014, and consisted of $146.5 million in cash and cash equivalents and $415.4 million in marketable securities with maturities ranging from three to 24 months.

Free cash flow for the fiscal fourth quarter ended June 30, 2015 was $53.9 million, compared with $42.2 million for the same period a year ago. The significant level of free cash flow relative

Premier, Inc. FY’15 Q4 and Year-End Results

to adjusted EBITDA in the fourth quarter results from strong performance in the company’s Supply Chain Services segment. The company defines free cash flow as cash provided by operating activities less distributions to limited partners and purchases of property and equipment (see free cash flow reconciliation to net cash provided by operating activities in the tables section of this press release).

At June 30, 2015, there was no outstanding balance on the company’s unsecured $750 million, five-year revolving credit facility. Subsequent to June 30, 2015, the company used approximately $315 million in cash and $150 million in borrowings under the credit facility to fund the acquisitions of CECity and Healthcare Insights.

Fiscal 2016 Outlook and Guidance

Premier believes it is well positioned financially and operationally for fiscal 2016, and is introducing financial guidance for the fiscal year based on the following key assumptions: stable growth in the Supply Chain Services segment through the continued, but more normalized growth of the company’s direct sourcing and specialty pharmacy businesses, the addition and contract conversion ramp-up of new GPO members, and deeper penetration of existing members’ supply spend; increased product and services sales in the Performance Services segment, including sales and use of SaaS-based products, increased member participation in performance improvement collaboratives and increased demand for advisory services; and the continuation of historically high retention and renewal rates of Premier’s GPO and SaaS members.

Guidance assumptions also include the successful closing, as applicable, integration and realization of anticipated financial and operational contributions from acquisitions announced in August 2015, but do not contemplate the impact of any potential future acquisitions. Including the acquisitions announced in August, Premier expects fiscal 2016 capital expenditures of approximately $83 million and a consolidated EBITDA margin approximating 37-38%, as a result of our existing business mix shift and the impact of the CECity and Healthcare Insights acquisitions.

Guidance also assumes performance consistent with the company’s current visibility into its annual revenue stream. Approximately $1.0 billion of Premier’s fiscal 2016 revenue, prior to contributions from our recent acquisitions, is available under contract, based on Premier’s GPO retention and SaaS institutional renewal rates.

Premier, Inc. FY’15 Q4 and Year-End Results

Based on the company’s current outlook, Premier has established the following financial guidance for the fiscal year ending June 30, 2016:

Fiscal 2016 Financial Guidance (1)

Premier, Inc. introduces full-year fiscal 2016 financial guidance, as follows:

(in millions, except per share data)	FY 2016	% YoY Increase
Net Revenue:
Supply Chain Services segment	$792.0 - $813.0	7% - 10%
Performance Services segment	$346.0 - $355.0	29% - 32%

Total Net Revenue	$1,138.0 - $1,168.0	13% - 16%

Non-GAAP adjusted EBITDA	$425.0 - $444.0	8% - 13%

Non-GAAP adjusted fully distributed EPS	$1.54 - $1.62	8% - 13%

(1)	The Company does not reconcile guidance for adjusted EBITDA and non-GAAP adjusted fully distributed net income per-share to net income (loss) or GAAP earnings per share because the Company does not provide guidance for reconciling items between net income (loss) and adjusted EBITDA and non-GAAP adjusted fully distributed earnings per share. The Company is unable to provide guidance for these reconciling items since certain items that impact net income (loss) are outside of the Company’s control and cannot be reasonably predicted. Accordingly, a reconciliation to net income (loss) or GAAP earnings per share is not available without unreasonable effort.

“As we look out into fiscal 2016 and beyond, we believe healthcare market trends will continue to shift to value-based payment models, increasing financial risk for provider organizations and physicians, and making the ability to measure and drive quality and performance improvement a critical requirement for future success,” DeVore said. “We believe Premier holds a leadership position in this transitioning environment. Our provider-driven business model and aligned member channel enable us to innovate from inside our member health systems, developing and acquiring solutions that deliver immediate value while preparing members and their associated physicians for the alternative payment models rising out of this shifting healthcare landscape. Maintaining and building on this position should enable Premier to achieve our financial objectives, which continue to reflect double-digit revenue and adjusted EBITDA growth on an annualized basis. We plan to continue building on our member value proposition and industry leadership position as we move forward.”

The statements in this “Outlook and Guidance” discussion are “forward-looking statements.” For additional information regarding the use and limitations of such statements, see “Forward-Looking Statements” below and the “Risk Factors” section of the company’s Form 10-K for the year ended June 30, 2015.

Conference Call

Premier management will host a conference call and live audio webcast on Monday, August 24, 2015, at 5:00 p.m. ET, to discuss the company’s financial results. The conference call can be accessed through a link provided on the investor relations page on Premier’s website at investors.premierinc.com. To expedite access, participants should preregister at this website, at which time the participant will be sent a confirmation email including dial-in numbers and a unique PIN for those who wish to participate by phone. A replay of the conference call will be available on the investor relations page of Premier’s website.

Premier, Inc. FY’15 Q4 and Year-End Results

About Premier, Inc.

Premier, Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of approximately 3,600 U.S. hospitals and 120,000 other providers to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and advisory and other services, Premier enables better care and outcomes at a lower cost. Premier, a Malcolm Baldrige National Quality Award recipient, plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com; as well as Twitter, Facebook, LinkedIn, YouTube, Instagram, Foursquare and Premier’s blog for more information about the company.

Reorganization and Initial Public Offering

On October 1, 2013, Premier completed its IPO by issuing 32,374,751 shares of its Class A common stock at a price of $27.00 per share, raising net proceeds of approximately $821.7 million before expenses. In connection with the IPO, Premier completed the reorganization of the company on October 1, 2013, issuing 112.6 million shares of Class B common stock representing, at that time, 77.7% of the common stock outstanding, and corresponding Class B common units in Premier Healthcare Alliance, L.P. (Premier LP), under which all of the company’s operations are conducted, to its member owners.

The company’s historical consolidated operating results relating to periods prior to the Reorganization and IPO do not reflect the Reorganization, the IPO and contemplated use of net proceeds from the IPO. Therefore, in addition to presenting the historical actual results, the company presents and discusses non-GAAP pro forma results, which reflect the impact of the company’s Reorganization and IPO and the contemplated use of net proceeds from the IPO, to provide a more comparable indication of future expectations.

The key non-GAAP pro forma adjustments include:

•	The reorganization, which included the formation of a C-Corporation and the sale to the public of approximately 22.3% of the economic interest in Premier LP indirectly through the issuance of Premier Class A common stock, with the member owners retaining their approximately 77.7% ownership interest in the form of Premier LP Class B common units and an equal number of Premier Class B common stock. As part of the quarterly exchanges completed prior to June 30, 2015, the member owners exchanged approximately 3.4% of their Class B common units and associated Class B common stock. As a result, at June 30, 2015, the public investors, which may include some member owners that have previously exchanged their Class B common units for Class A common stock, owned approximately 26% of the company’s combined Class A and Class B common stock, and the member owners owned approximately 74%.

•	Payments to each member owner of revenue share from Premier equal to 30% of all gross administrative fees collected.

•	Payments due to member owners pursuant to the tax receivable agreement equal to 85% of the amount of cash savings, if any, in income and franchise taxes, that Premier realizes.

•	The further adjustments set forth in the notes to the supplemental non-GAAP pro forma financial information provided below.

Premier, Inc. FY’15 Q4 and Year-End Results

Further details of the Reorganization and non-GAAP pro forma adjustments are in Premier’s Form 10-K for the fiscal year ended June 30, 2015, expected to be filed with the Securities and Exchange Commission (SEC) shortly after the date of this release, and accessible on the SEC’s website at www.sec.gov and in the investor relations section of Premier’s website at investors.premierinc.com.

Use and Definition of Non-GAAP Measures

Premier uses EBITDA, adjusted EBITDA, segment adjusted EBITDA, adjusted fully distributed net income, adjusted fully distributed earnings per share, and free cash flow to facilitate a comparison of the company’s operating performance on a consistent basis from period to period and to provide measures that, when viewed in combination with its results prepared in accordance with GAAP, allow for a more complete understanding of factors and trends affecting the company’s business than GAAP measures alone. The company believes adjusted EBITDA and segment adjusted EBITDA assist its board of directors, management and investors in comparing the company’s operating performance on a consistent basis from period to period by removing the impact of the company’s asset base (primarily depreciation and amortization) and items outside the control of management (taxes), as well as other non-cash (impairment of intangible assets and purchase accounting adjustments) and non-recurring items, from operating results.

In addition, adjusted fully distributed net income eliminates the variability of non-controlling interest as a result of member owner exchanges of Class B common stock and corresponding Class B units into shares of Class A common stock (which exchanges are a member owner’s cumulative right, but not obligation, which began on October 31, 2014, and occur each quarter thereafter, and are limited to one-seventh of the member owner’s initial allocation of Class B common units) and other potentially dilutive equity transactions which are outside of management’s control. Adjusted fully distributed net income is defined as net income attributable to PHSI (i) excluding income tax expense, (ii) excluding the effect of non-recurring and non-cash items, (iii) assuming the exchange of all the Class B common units for shares of Class A common stock, which results in the elimination of non-controlling interest in Premier LP, and (iv) reflecting an adjustment for income tax expense on non-GAAP pro forma fully distributed net income before income taxes at the company’s estimated effective income tax rate.

EBITDA is defined as net income before interest and investment income, net, income tax expense, depreciation and amortization and amortization of purchased intangible assets. Adjusted EBITDA is defined as EBITDA before merger and acquisition related expenses and non-recurring, non-cash or non-operating items, and including equity in net income of unconsolidated affiliates. Non-recurring items include certain strategic and financial restructuring expenses. Non-operating items include gain or loss on disposal of assets. Segment adjusted EBITDA is defined as the segment’s net revenue less operating expenses directly attributable to the segment, excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition related expenses and non-recurring or non-cash items, and including equity in net income of unconsolidated affiliates. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of segment adjusted EBITDA. Adjusted EBITDA is a supplemental financial measure used by the company and by external users of the company’s financial statements.

Premier, Inc. FY’15 Q4 and Year-End Results

Management considers adjusted EBITDA an indicator of the operational strength and performance of the company’s business. Adjusted EBITDA allows management to assess performance without regard to financing methods and capital structure and without the impact of other matters that management does not consider indicative of the operating performance of the business. Segment adjusted EBITDA is the primary earnings measure used by management to evaluate the performance of the company’s business segments.

Free cash flow is defined as cash provided by operating activities less distributions to limited partners and purchases of property and equipment. Management believes free cash flow is an important measure because it represents the cash that the company generates after payment of tax distributions to limited partners and capital investment to maintain existing products and services as well as development of new and upgraded products and services to support future growth. Free cash flow is important because it allows the Company to enhance shareholder value through acquisitions, partnerships, investments in related or complimentary businesses and debt reduction.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts, such as those under the heading “Fiscal 2016 Outlook and Guidance” are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Premier’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Premier’s control. More information on potential factors that could affect Premier’s financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Premier’s periodic and current filings with the SEC, including those discussed under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” section of Premier’s Form 10-K for the fiscal year ended June 30, 2015, expected to be filed with the SEC shortly after the date of this release, and also made available on Premier’s website at investors.premierinc.com. Forward-looking statements speak only as of the date they are made, and Premier undertakes no obligation to publicly update or revise any forward-looking statements, including as a result of new information or future events that occur after that date.

Contacts
Investor relations contact:	Media contact:
Jim Storey	Amanda Forster
Vice President, Investor Relations	Vice President, Public Relations
704.816.5958	202.897.8004
jim_storey@premierinc.com	amanda_forster@premierinc.com

(Tables Follow)

Premier, Inc. FY’15 Q4 and Year-End Results

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2015	2014	2015	2014 (a)
Net revenue:
Net administrative fees	$119,863	$111,044	$457,020	$464,837
Other services and support	71,127	62,918	270,748	233,186

Services	190,990	173,962	727,768	698,023
Products	75,563	61,504	279,261	212,526

Net revenue	266,553	235,466	1,007,029	910,549
Cost of revenue:
Services	39,224	30,853	143,290	115,740
Products	70,318	55,385	253,620	191,885

Cost of revenue	109,542	86,238	396,910	307,625

Gross profit	157,011	149,228	610,119	602,924
Operating expenses:
Selling, general and administrative	88,600	85,325	332,004	294,421
Research and development	552	675	2,937	3,389
Amortization of purchased intangible assets	2,538	904	9,136	3,062

Total operating expenses	91,690	86,904	344,077	300,872

Operating income	65,321	62,324	266,042	302,052

Equity in net income of unconsolidated affiliates	6,473	4,805	21,285	16,976
Interest and investment income, net	349	378	866	1,019
Gain (loss) on investment	—	522	(1,000)	38,372
Loss on disposal of long-lived assets	(15,243)	—	(15,243)	—
Other (expense) income, net	(604)	1,851	(823)	1,907

Other (expense) income, net	(9,025)	7,556	5,085	58,274

Income before income taxes	56,296	69,880	271,127	360,326
Income tax expense	24,235	3,248	36,342	27,709

Net income	32,061	66,632	234,785	332,617
Net income attributable to noncontrolling interest in S2S Global	—	(472)	(1,836)	(949)
Net income attributable to noncontrolling interest in Premier LP	(24,071)	(57,281)	(194,206)	(303,336)

Net income attributable to noncontrolling interest	(24,071)	(57,753)	(196,042)	(304,285)

Net income attributable to stockholders	7,990	8,879	38,743	28,332
Adjustment of redeemable limited partners’ capital to redemption amount	(92,066)	482,510	(904,035)	(2,741,588)

Net (loss) income attributable to stockholders after adjustment of redeemable limited partners’ capital to redemption amount	$(84,076)	$491,389	$(865,292)	$(2,713,256)

Weighted average shares outstanding:
Basic	37,576	32,375	35,681	25,633
Diluted	37,576	32,569	35,681	25,633
Earnings (loss) per share attributable to stockholders (b), (c):
Basic	$(2.24)	$15.18	$(24.25)	$(105.85)
Diluted	$(2.24)	$15.09	$(24.25)	$(105.85)

(a)	After the completion of the Reorganization, Premier Healthcare Solutions, Inc. (PHSI) became a consolidated subsidiary of Premier, Inc. Operating results for the year ended June 30, 2014 reflect the combined results of PHSI, the predecessor of the Company for accounting purposes, and Premier, Inc. These operating results differ significantly from subsequent periods, which reflect the impact of the Reorganization and IPO that became effective October 1, 2013.
(b)	Loss per share attributable to stockholders includes an adjustment to net income attributable to stockholders of redeemable limited partners’ capital to redemption amount of $(92.1) million and ($904.0) million for the three months and year ended June 30, 2015, respectively, and $482.5 million and $(2,741.6) million for the three months and year ended June 30, 2014.
(c)	Net income attributable to stockholders on a Non-GAAP per-share basis was $.20 and $1.05 for the three months and year ended June 30, 2015, compared with $.27 and $1.10 for the three months and year ended June 30, 2014. Non-GAAP fully distributed net income was $53.0 million and $208.2 million for the three months and year ended June 30, 2015, and $49.9 million and $188.6 million for the three months and year ended June 30, 2014. These non-GAAP numbers are reconciled in the tables at the end of this press release.

Premier, Inc. FY’15 Q4 and Year-End Results

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share data)

	June 30, 2015	June 30, 2014
Assets
Cash and cash equivalents	$146,522	$131,786
Marketable securities	240,667	159,820
Accounts receivable	99,120	67,577
Inventory	33,058	20,823
Prepaid expenses and other current assets	22,353	31,175
Due from related parties	3,444	1,228
Deferred income taxes	8,005	9,647

Total current assets	553,169	422,056
Marketable securities	174,745	248,799
Restricted cash	—	5,000
Property and equipment	147,625	134,551
Intangible assets	38,669	10,855
Goodwill	215,645	94,451
Deferred income taxes	345,718	286,936
Deferred compensation plan assets	37,483	32,872
Other assets	17,137	11,136

Total assets	$1,530,191	$1,246,656

Liabilities, redeemable limited partners’ capital and stockholders’ deficit
Accounts payable	$37,634	$28,007
Accrued expenses	41,261	25,536
Revenue share obligations	59,259	56,531
Limited partners’ distribution payable	22,432	22,351
Accrued compensation and benefits	51,066	46,713
Deferred revenue	39,824	15,694
Current portion of tax receivable agreements	11,123	11,035
Current portion of notes payable and line of credit	2,256	17,696
Other liabilities	4,776	319

Total current liabilities	269,631	223,882
Notes payable, less current portion	15,679	16,051
Tax receivable agreement, less current portion	224,754	181,256
Deferred compensation plan obligations	37,483	32,872
Other liabilities	20,914	18,232

Total liabilities	568,461	472,293

Redeemable limited partners’ capital	4,079,832	3,244,674
Stockholders’ deficit:
Class A common stock, $0.01 par value, 500,000,000 shares authorized; 37,668,870 and 32,375,390 shares issued and outstanding at June 30, 2015 and June 30, 2014, respectively	377	324
Class B common stock, $0.000001 par value, 600,000,000 shares authorized; 106,382,552 and 112,510,905 shares issued and outstanding at June 30, 2015 and June 30, 2014, respectively	—	—
Accumulated deficit	(3,118,474)	(2,469,873)
Accumulated other comprehensive (loss) income	(5)	43
Noncontrolling interest	—	(805)

Total stockholders’ deficit	(3,118,102)	(2,470,311)

Total liabilities, redeemable limited partners’ capital and stockholders’ deficit	$1,530,191	$1,246,656

Premier, Inc. FY’15 Q4 and Year-End Results

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Year Ended June 30,
	2015	2014*
Operating activities
Net income	$234,785	$332,617
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,322	39,823
Equity in net income of unconsolidated affiliates	(21,285)	(16,976)
Loss (gain) on investment	1,000	(38,372)
Deferred income taxes	18,294	9,820
Stock-based compensation	28,498	19,476
Adjustment to tax receivable agreement liability	—	6,215
Loss on disposal of long-lived assets	15,243	—
Changes in operating assets and liabilities:
Accounts receivable, prepaid expenses and other current assets	(18,964)	(18,924)
Other assets	(1,736)	(1,680)
Inventory	(12,235)	(8,082)
Accounts payable, accrued expenses revenue share obligations and other current liabilities	60,834	45,997
Long-term liabilities	2,791	(3,585)
Other operating activities	2,511	1,793

Net cash provided by operating activities	364,058	368,122

Investing activities
Purchase of marketable securities	(395,302)	(500,835)
Proceeds from sale of marketable securities	385,788	148,019
Proceeds from sale on ivestment in Global Healthcare Exchange, LLC	—	38,372
Acquisition of SYMMEDRx, net of cash acquired	—	(28,690)
Acquisition of Meddius, L.L.C., net of owner receivable	—	(7,737)
Acquisition of MEMdata, net of cash acquired	—	(6,142)
Acquisition of Aperek, net of cash acquired	(47,446)	—
Acquisition of TheraDoc, net of cash acquired	(108,561)	—
Purchase of noncontrolling interest in S2S Global	(14,518)	—
Investment in unconsolidated affiliate	(5,000)	—
Distributions received on equity investment	18,900	15,650
Decrease in restricted cash	5,000	—
Purchases of property and equipment	(70,734)	(55,740)

Net cash used in investing activities	(231,873)	(397,103)

Financing activities
Payments made on notes payable	(1,403)	(9,297)
Proceeds from S2S Global revolving line of credit	1,007	6,000
Payments on S2S Global revolving line of credit	(14,715)	—
Proceeds from senior secured line of credit	—	60,000
Payments on senior secured line of credit	—	(60,000)
Payments made in connection with origination of credit facility	—	(2,511)
Proceeds from issuance of Class A common stock in connection with the IPO, net of underwriting fees and commissions	—	821,671
Payments made in connection with the IPO	—	(2,822)
Purchase of Class B common units from member owners	—	(543,857)
Proceeds from issuance of PHSI common stock	—	300
Proceeds from notes receivable from partners	—	12,685
Proceeds from exercise of stock options	1,508	—
Repurchase of restricted units	(135)	(11)
Distributions to limited partners of Premier LP	(92,212)	(319,687)
Payments to limited partners of Premier LP related to tax receivable agreements	(11,499)	—

Net cash used in financing activities	(117,449)	(37,529)

Net increase (decrease) in cash and cash equivalents	14,736	(66,510)
Cash and cash equivalents at beginning of period	131,786	198,296

Cash and cash equivalents at end of period	$146,522	$131,786

*	After the completion of the Reorganization, Premier Healthcare Solutions, Inc. (PHSI) became a consolidated subsidiary of Premier, Inc. The Statement of Cash Flows for the year ended June 30, 2014 reflects the combined cash flows of PHSI, the predecessor of the Company for accounting purposes, and Premier, Inc.

Premier, Inc. FY’15 Q4 and Year-End Results

Supplemental Financial Information - Reporting of Pro Forma Adjusted EBITDA

and Non-GAAP Adjusted Fully Distributed Net Income

Reconciliation of Selected Non-GAAP Measures to GAAP Measures

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Year Ended June 30,
	2015*	2014*	2015*	2014
Reconciliation of Pro Forma Net Revenue to Net Revenue:
Pro Forma Net Revenue	$266,553	$235,466	$1,007,029	$869,286
Pro forma adjustment for revenue share post-IPO	—	—	—	41,263

Net Revenue	$266,553	$235,466	$1,007,029	$910,549

Reconciliation of Net Income to Adjusted EBITDA and Reconciliation of Segment Adjusted EBITDA to Income Before Income Taxes:
Net income	$32,061	$66,632	$234,785	$332,617
Pro forma adjustment for revenue share post-IPO	—	—	—	(41,263)
Interest and investment income, net	(349)	(378)	(866)	(1,019)
Income tax expense	24,235	3,248	36,342	27,709
Depreciation and amortization	12,079	9,809	45,186	36,761
Amortization of purchased intangible assets	2,538	904	9,136	3,062

EBITDA	70,564	80,215	324,583	357,867
Stock-based compensation	7,369	6,358	28,498	19,476
Acquisition related expenses	2,629	711	9,037	2,014
Strategic and financial restructuring expenses	92	146	1,373	3,760
(Gain) loss on investment	—	(522)	1,000	(38,372)
Adjustment to tax receivable agreement liability	—	6,215	—	6,215
Acquisition related adjustment - deferred revenue	4,147	—	13,371	—
Loss on disposal of long-lived assets	15,243	—	15,243	—
Other expense (income), net	60	121	70	65

Adjusted EBITDA	$100,104	$93,244	$393,175	$351,025

Segment Adjusted EBITDA:
Supply Chain Services	$100,970	$94,394	$391,180	$396,470
Pro forma adjustment for revenue share post-IPO	—	—	—	(41,263)

Supply Chain Services (including pro forma adjustment)	$100,970	$94,394	$391,180	$355,207
Performance Services	22,518	19,531	90,235	73,898
Corporate	(23,384)	(20,681)	(88,240)	(78,080)

Adjusted EBITDA	$100,104	$93,244	$393,175	$351,025
Depreciation and amortization	(12,079)	(9,809)	(45,186)	(36,761)
Amortization of purchased intangible assets	(2,538)	(904)	(9,136)	(3,062)
Stock-based compensation	(7,369)	(6,358)	(28,498)	(19,476)
Acquisition related expenses	(2,629)	(711)	(9,037)	(2,014)
Strategic and financial restructuring expenses	(92)	(146)	(1,373)	(3,760)
Adjustment to tax receivable agreement liability	—	(6,215)	—	(6,215)
Acquisition related adjustment - deferred revenue	(4,147)	—	(13,371)	—
Equity in net income of unconsolidated affiliates	(6,473)	(4,805)	(21,285)	(16,976)
Deferred compensation plan expense (income)	544	(1,972)	753	(1,972)

	65,321	62,324	266,042	260,789
Pro forma adjustment for revenue share post-IPO	—	—	—	41,263

Operating income	$65,321	$62,324	$266,042	$302,052

Equity in net income of unconsolidated affiliates	6,473	4,805	21,285	16,976
Interest and investment income, net	349	378	866	1,019
(Loss) gain on investment	—	522	(1,000)	38,372
Loss on disposal of long-lived assets	(15,243)	—	(15,243)	—
Other (expense) income, net	(604)	1,851	(823)	1,907

Income before income taxes	$56,296	$69,880	$271,127	$360,326

Reconciliation of Non-GAAP Pro Forma Adjusted Fully Distributed Net Income:
Net income attributable to shareholders	$7,990	$8,879	$38,743	$28,332
Pro forma adjustment for revenue share post-IPO	—	—	—	(41,263)
Income tax expense	24,235	3,248	36,342	27,709
Stock-based compensation	7,369	6,358	28,498	19,476
Acquisition related expenses	2,629	711	9,037	2,014
Strategic and financial restructuring expenses	92	146	1,373	3,760
(Gain) loss on investment	—	(522)	1,000	(38,372)
Adjustment to tax receivable agreement liability	—	6,215	—	6,215
Acquisition related adjustment - deferred revenue	4,147	—	13,371	—
Loss on disposal of long-lived assets	15,243	—	15,243	—
Amortization of purchased intangible assets	2,538	904	9,136	3,062
Net income attributable to noncontrolling interest in Premier LP	24,071	57,281	194,206	303,336

Non-GAAP pro forma adjusted fully distributed income before income taxes	88,314	83,220	346,949	314,269
Income tax expense on fully distributed income before income taxes	35,326	33,288	138,780	125,708

Non-GAAP Pro Forma Adjusted Fully Distributed Net Income	$52,988	$49,932	$208,169	$188,561

*	Note that no pro forma adjustments were made for the three months and year ended June 30, 2015 and the three months ended June 30, 2014; as such, actual results are presented for each of these periods.

Premier, Inc. FY’15 Q4 and Year-End Results

Supplemental Financial Information - Reporting of Non-GAAP Free Cash Flow

Reconciliation of Selected Non-GAAP Measures to GAAP Measures

(Unaudited)

(In thousands)

	Three Months Ended June 30,
	2015	2014
Reconciliation of Non-GAAP Free Cash Flow to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$108,483	$79,431
Purchases of property and equipment	(19,670)	$(15,898)
Distributions to limited partners	(23,412)	$(21,299)
Payments to limited partners under tax receivable agreements	(11,499)	$—

Non-GAAP free cash flow	$53,902	$42,234

Premier, Inc. FY’15 Q4 and Year-End Results

Supplemental Financial Information - Reporting of Net Income and Earnings Per Share

Reconciliation of Selected Non-GAAP Measures to GAAP Measures

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2015*	2014*	2015*	2014
Reconciliation of numerator for GAAP EPS to Non-GAAP EPS on Net Income Attributable to Stockholders
Net (loss) income attributable to stockholders after adjustment of redeemable limited partners’ capital to redemption amount	$(84,076)	$491,389	$(865,292)	$(2,713,256)
Adjustment of redeemable limited partners’ capital to redemption amount	92,066	(482,510)	904,035	2,741,588

Net income attributable to stockholders	7,990	8,879	38,743	28,332
Reconciliation of denominator for GAAP EPS to Non-GAAP EPS on Net Income Attributable to Stockholders
Weighted Average:
Common shares used for basic and diluted earnings per share	37,576	32,375	35,681	25,633
Potentially dilutive shares	1,592	194	1,048	124

Weighted average fully distributed shares outstanding - diluted	39,168	32,569	36,729	25,757

Reconciliation of GAAP EPS to Non-GAAP EPS on Net Income Attributable to Stockholders
GAAP earnings (loss) per share	$(2.24)	$15.18	$(24.25)	$(105.85)
Impact of adjustment of redeemable limited partners’ capital to redemption amount	$2.45	$(14.90)	$25.34	$106.96
Impact of potentially dilutive shares	$(0.01)	$(0.01)	$(0.04)	$(0.01)

Non-GAAP earnings per share on net income attributable to stockholders - diluted	$0.20	$0.27	$1.05	$1.10

Reconciliation of numerator for GAAP EPS to Non-GAAP EPS on Adjusted Fully Distributed Net Income
Net (loss) income attributable to shareholders after adjustment of redeemable limited partners’ capital to redemption amount	$(84,076)	$491,389	$(865,292)	$(2,713,256)
Adjustment of redeemable limited partners’ capital to redemption amount	92,066	(482,510)	904,035	2,741,588

Net income attributable to shareholders	7,990	8,879	38,743	28,332
Pro forma adjustment for revenue share post-IPO	—	—	—	(41,263)
Income tax expense	24,235	3,248	36,342	27,709
Stock-based compensation	7,369	6,358	28,498	19,476
Acquisition related expenses	2,629	711	9,037	2,014
Strategic and financial restructuring expenses	92	146	1,373	3,760
(Gain) loss on investment	—	(522)	1,000	(38,372)
Adjustment to tax receivable agreement liability	—	6,215	—	6,215
Acquisition related adjustment - deferred revenue	4,147	—	13,371	—
Loss on disposal of long-lived assets	15,243	—	15,243	—
Amortization of purchased intangible assets	2,538	904	9,136	3,062
Net income attributable to noncontrolling interest in Premier LP	24,071	57,281	194,206	303,336

Non-GAAP pro forma adjusted fully distributed income before income taxes	88,314	83,220	346,949	314,269
Income tax expense on fully distributed income before income taxes	35,326	33,288	138,780	125,708

Non-GAAP pro forma adjusted fully distributed net income	$52,988	$49,932	$208,169	$188,561

Reconciliation of denominator for GAAP EPS to Non-GAAP Adjusted Fully Distributed Net Income
Weighted Average:
Common shares used for basic and diluted earnings per share	37,576	32,375	35,681	25,633
Potentially dilutive shares	1,592	194	1,048	124
Class A common shares outstanding	—	—	—	6,742
Conversion of Class B common units	106,471	112,511	108,518	112,584

Weighted average fully distributed shares outstanding - diluted	145,639	145,080	145,247	145,083

Reconciliation of GAAP EPS to Adjusted Fully Distributed EPS
GAAP earnings (loss) per share	$(2.24)	$15.18	$(24.25)	$(105.85)
Impact of adjustment of redeemable limited partners’ capital to redemption amount	$2.45	$(14.90)	$25.34	$106.96
Impact of additions:
Pro forma adjustment for revenue share post-IPO	$—	$—	$—	$(1.61)
Income tax expense	$0.64	$0.10	$1.02	$1.08
Stock-based compensation	$0.20	$0.20	$0.80	$0.76
Acquisition related expenses	$0.07	$0.02	$0.25	$0.08
Strategic and financial restructuring expenses	$0.00	$0.00	$0.04	$0.15
(Gain) loss on investment	$—	$(0.02)	$0.03	$(1.50)
Adjustment to tax receivable agreement liability	$—	$0.19	$—	$0.24
Acquisition related adjustment - deferred revenue	$0.11	$—	$0.37	$—
Loss on disposal of long-lived assets	$0.41	$—	$0.43	$—
Amortization of purchased intangible assets	$0.07	$0.03	$0.26	$0.12
Net income attributable to noncontrolling interest in Premier LP	$0.64	$1.77	$5.44	$11.83
Impact of corporation taxes	$(0.94)	$(1.03)	$(3.90)	$(4.90)
Impact of increased share count	$(1.05)	$(1.20)	$(4.40)	$(6.06)

Non-GAAP earnings per share on adjusted fully distributed net income - diluted	$0.36	$0.34	$1.43	$1.30

*	Note that no pro forma adjustments were made for the three months and year ended June 30, 2015 and the three months ended June 30, 2014; as such, actual results are presented for each of these periods.

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